Exhibit 99.1

                         JUNIATA VALLEY FINANCIAL CORP.

                              AMENDED AND RESTATED
                           DIVIDEND REINVESTMENT PLAN

1. PURPOSE OF THE PLAN

The purpose of the Juniata Valley Financial Corp.("Juniata") Amended and Restated Dividend Reinvestment Plan (the "Plan") is to provide holders of record and beneficial holders of Juniata common stock (the "Stock") a convenient method of investing their dividends and voluntary cash contributions in Stock at a savings over the cost of purchasing the Stock in the open market when the Stock is purchased from Juniata.

2. DEFINITIONS

For purposes of the Plan, the following words or phrases shall have the meanings assigned to them below:

(a) "Authorization Card" shall mean the card or other document designated by the Plan Agent as the required evidence of a shareholder's election to participate in the Plan.

(b) "Dividend Payment Date" shall mean the date that Juniata pays a dividend to its shareholders.

(c) "Fair market value" on a particular date shall mean:

         (i) the closing sale price of the Stock on an established stock exchange or as reported on the Over the Counter Bulletin Board ("OTCBB") by the National Association of Securities Dealers Automated Quotation System ("NASDAQ");

         (ii) if no closing sale price is reported on the given date, the closing sale price of a share of Stock on the next preceding day on which the Stock was traded, as reported on the OTCBB by NASDAQ; or

         (iii) if the Stock is not reported on the OTCBB or on any stock exchange, by the Board of Directors, in its sole discretion.

(d) "Juniata" shall mean Juniata Valley Financial Corp.

(e) "Participant" shall mean a holder of common stock of Juniata who has elected to participate in the Plan by delivering an executed Authorization Card to the Plan Agent.

(f) "Plan Agent" shall mean the Registrar and Transfer Company, Juniata's transfer agent, and shall also mean any other entity to which Juniata has delegated all or any part of the administrative functions under the Plan.

(g) "Plan Shares" shall mean shares of common stock that have been purchased by a Participant under the Plan and which are held by the Plan Agent in a custodial account for the Participant.


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(h) "Record Date" shall mean the date on which a person must be registered as a shareholder on the stock record books of Juniata in order to receive a dividend. Record Dates of Juniata are normally fourteen (14) days prior to the Dividend Payment Date.

(i) "Stock" shall mean the $1.00 par value common stock of Juniata.

3. AVAILABLE SHARES

Juniata is offering a total of 200,000 shares under the Plan, subject to adjustment in accordance with this Section. If the outstanding shares of Juniata common stock shall be changed into or exchanged for a different number or kind of shares of common stock of Juniata or of another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, stock split, combination of shares or otherwise), or if the number of such shares of common stock shall be increased through the payment of a stock dividend, then there shall be substituted for or added to the maximum number of shares of common stock offered under the Plan, the number and kind of shares into which each outstanding share of common stock shall be exchanged, or to which each such share shall be entitled, as the case may be.

4. ADMINISTRATION

The Plan shall be administered by Registrar and Trust Company, Juniata's transfer agent, as the Plan Agent. Juniata reserves the right to appoint any other entity to administer the Plan and act as the Plan Agent. All Plan Shares will be registered in the name of the Plan Agent (or its nominee) as agent for the Participants. The Plan Shares will be credited to the accounts of the respective Participants as their interests may appear.

5. PARTICIPATION

Subject to the provisions contained in the Plan, all holders of record of the Stock are eligible to participate in the Plan. A beneficial owner whose shares are registered in a name other than his or her own must become a shareholder of record by having all or a part of such shares transferred into his or her own name in order to participate in the Plan.

Juniata reserves the right not to offer participation in the Plan to those shareholders of record who reside in jurisdictions which require registration of the Plan with the securities commission of that jurisdiction.

6. ENROLLMENT

A shareholder of record may enroll in the Plan at any time by completing and signing an Authorization Card and returning it to the Plan Agent. If an Authorization Card requesting reinvestment of dividends is received by the Plan Agent before the Record Date established for a particular dividend, reinvestment will commence with that dividend. If an Authorization Card is received from a shareholder after the Record Date established for a particular dividend, the reinvestment of dividends will begin on the Dividend Payment Date following the next Record Date if the shareholder is still a holder of record at that time. A shareholder who elects to enroll in the Plan may, at the shareholder's option, participate with respect to some, but not all shares of Stock owned of record by that shareholder.


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7. VOLUNTARY CASH CONTRIBUTIONS

A Participant may make voluntary cash contributions to the Plan up to a maximum of $3,000 in any single year, with a minimum of $500 per deposit. Participants need not invest the same amount from time to time. Participants are under no obligation to make any cash contributions.

For each account for which a Participant desires to make a voluntary cash contribution, the Participant shall forward to the Plan Agent a check drawn from a U.S. bank in U.S. currency payable to the Plan Agent. Participants will not be credited with interest on their voluntary cash contributions. Because the Plan Agent is prohibited from holding voluntary cash contributions for extended periods of time prior to investing them, Participants are strongly encouraged to submit voluntary cash contributions as near as possible to the applicable Dividend Payment Date. Voluntary cash payments may be received by the Plan Agent no more than thirty days prior to any Dividend Payment Date. Any payments received by the Plan Agent earlier than this time will be returned to the Participant. On each Dividend Payment Date, the Plan Agent will apply voluntary cash contributions received before the Record Date to the purchase of Stock for the Participants' accounts. A voluntary cash contribution will not be deemed to have been made by a Participant or received by the Plan Agent until the funds contributed are actually collected.

Voluntary cash contributions will be returned to a Participant: (i) if received more than thirty days prior to the Dividend Payment Date and (ii) upon written request to the Plan Agent, provided that the request is received no later than the last business day prior to the next scheduled Record Date.

8. PURCHASES

On each Dividend Payment Date, Juniata will pay to the Plan Agent the total amount of dividends payable on each Participant's shares of Stock enrolled in the Plan (including Plan Shares) and, except as otherwise directed by Juniata, the Plan Agent shall use that amount, in addition to the Participant's voluntary cash contributions, if any, to purchase Stock for the account of the Participant.

Juniata reserves the right at any time to direct the Plan Agent to purchase Stock in the open market for the Plan. Open market purchases will be made as soon as possible after the applicable Dividend Payment Date, but not more than 30 days after such date. The purchase price to a Participant of Stock purchased in the open market will be the cost (including brokerage commissions) to the Plan Agent of such purchases. In the event that any Stock is purchased in the open market, no Stock will be allocated to a Participant's account until the date on which the Plan Agent has purchased sufficient shares of Stock to cover purchases for all Participants in the Plan. If purchases occur at different prices, the purchase price per share of Stock to all Participants will be based upon the weighted average of the prices of all shares of Stock purchased from Juniata (if any) and in the open market.

Each Participant's account will be credited with the number of whole and fractional shares (calculated to four (4) decimal places) equal to the amount to be invested for the Participant divided by the applicable purchase price.

9. DIVIDENDS

As record holder of the Plan Shares held in Participants' Accounts under the Plan, the Plan Agent will receive dividends on all Plan Shares held on each dividend Record Date. The Plan Agent will credit such dividends to Participants' accounts on the basis of whole or fractional shares held in each account and will automatically reinvest these dividends in the Stock of Juniata.


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10. COSTS

No brokerage fees will be charged to Participants in connection with the purchase of Stock from Juniata. Participants will be charged the actual cost (including brokerage commissions) of all Stock purchased in the open market. Decisions whether to purchase Stock from Juniata or in the open market will be made by the Plan Agent, except that Juniata may refuse to sell Stock to the Plan Agent. All other costs of administration of the Plan will be borne by Juniata; however, a reasonable service charge may be assessed at the time of a Participant's withdrawal from the Plan or at any time a share certificate is requested by a Participant.

11. REPORTS TO PARTICIPANTS

As soon as practicable after completion of each investment on behalf of a Participant, the Plan Agent will mail to such Participant a statement showing
(i) the amount of the dividend and the voluntary cash contribution, if any, applied toward such investment, (ii) the taxes withheld, if any, (iii) the net amount invested, (iv) the number of shares purchased, (v) the average cost per share, and (vi) the total shares accumulated under the Plan, computed to four decimal places. Annually, each Participant will be provided Internal Revenue Service From 1099 reporting dividend income received by the Participant.

12. VOTING OF SHARES

For each meeting of shareholders, the Plan Agent will forward a proxy card to each Participant, and will vote the whole Plan Shares in the Participant's Account in accordance with the instructions received from the Participant. Fractional shares will not be voted. The Plan Shares of a Participant who does not return a proxy card will not be voted.

13. CERTIFICATES FOR SHARES

All Plan Shares will be registered in the name of the Plan Agent or its nominee, as agent for the Participants. Certificates for Plan Shares will not be issued to a Participant unless the Participant makes a written request for a certificate. Certificates for any number of whole Plan Shares will be issued to a Participant within 15 days of a signed written request to the Plan Agent. A reasonable fee may be charged for each certificate requested. Any remaining whole or fractional Plan Shares will continue to be held by the Plan Agent as the agent for the Participant. Certificates for fractional shares will not be issued under any circumstances.

14. TERMINATION OF ACCOUNT AND WITHDRAWALS

A Participant may terminate his or her account not less than 15 days prior to any Dividend Payment Date by giving written notice of termination to the Plan Agent. Any notice received less than 15 days prior to an Dividend Payment Date shall not be effective until dividends and other accumulated funds, if any, have been invested and credited to the Participant's account. The Plan Agent may terminate any account by written notice to the Participant and to Juniata. The Plan Agent may charge a reasonable fee for terminating a Participant's account.

Within a reasonable time after termination, the Plan Agent will deliver to the Participant (i) a certificate for all whole Plan Shares held under the Plan and
(ii) a check in lieu of the issuance of a fractional share equal to the fractional Plan Share multiplied by the fair market value per share of the Stock on the date of termination. The Plan Agent may assess against the Participant's account


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any fees associated with the termination of such Participant's account. The
Participant shall have no right to give instructions to the Plan Agent with respect to any Plan Shares or cash held in the Participant's account except as expressly provided in the Plan. The Participant may be charged a reasonable fee for issuance of the certificate.

As an alternative, upon termination of participation in the Plan, a Participant may request in writing that all Plan Shares, both whole shares and any fraction of a Plan Share, held for the Participant's account be sold. If a sale of all Plan Shares is specified in the notice of termination, the sale will be made by the Plan Agent, through a stock broker designated by the Plan Agent, as soon as practicable following receipt by the Plan Agent of instructions from the Participant to do so. The proceeds of such sale, less brokerage commissions, any transfer taxes, if any, and any fees relating to termination of the account, will be paid to the terminating Participant.

15. DISPOSITION OF SHARES HELD OF RECORD

After receipt of notice that a Participant has disposed of all shares of Stock registered in his name, the Plan Agent will request instructions from the Participant as to the disposition of the Participant's Plan Shares. If the Plan Agent is unable to obtain instructions within 30 days after the mailing of such request, the Plan Agent may terminate the account and have a certificate issued and delivered for all full Plan Shares in the account, together with cash for any fractional interest in a Plan Share at the current fair market value, or at its discretion, the Plan Agent may continue to reinvest the dividends until otherwise instructed.

16. STOCK DIVIDENDS; STOCK SPLITS; RIGHTS OFFERINGS

Any stock dividends or split shares distributed by Juniata with respect to the Plan Shares of a Participant will be added to the Participant's account as additional Plan Shares. Stock dividends or stock split shares distributed with respect to shares of Stock registered in a Participant's name will be mailed directly to the Participant in the same manner as to shareholders who do not participate in the Plan.

In the event of a rights offering by Juniata, the Plan Agent may either sell all rights received with respect to Plan Shares held of record by the Plan Agent or, in its discretion, the Plan Agent may distribute the rights to Participants. If the Plan Agent sells all rights received with respect to Plan Shares, the Plan Agent will invest the proceeds of sale in additional shares of Stock, which will be retained by the Plan Agent as custodian and credited proportionately to the accounts of the Participants. Participants who wish to exercise the rights must request the Plan Agent to forward a share certificate to the Participant as provided in Section 13 of this Plan. Requests for share certificates must be made prior to the record date for exercising such rights. Rights on shares of Stock registered in the name of a Participant will be mailed directly to the Participant.

17. AMENDMENT OR DISCONTINUANCE OF THE PLAN

Juniata may amend, supplement, suspend, modify or terminate the Plan at any time without the approval of the Participants. Thirty (30) days' notice of any suspension or material amendment shall be sent to all Participants, who shall in all events have the right to withdraw from the Plan.


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18. INTERPRETATION OF THE PLAN

Any question of interpretation arising under the Plan will be determined by the Board of Directors of Juniata pursuant to applicable federal and state law and the rules and regulations of all regulatory authorities, and such determination shall be final and binding on all Participants.

19. NOTICE TO PARTICIPANTS

Any notice to the Participants may be given by letter addressed to the Participant at the Participant's last address of record with Juniata. The Participant agrees to give prompt written notice to Juniata of any change of address.

20. DUTIES AND RESPONSIBILITIES

Neither Juniata, the Plan Agent, nor their nominees shall have any responsibility beyond the exercise of ordinary care for any action taken or omitted pursuant to the Plan, nor shall they have any duties, responsibilities or liabilities except such as are expressly set forth herein. Neither Juniata nor the Plan Agent shall be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims of liability (a) with respect to the time or prices at which Stock is purchased or sold for a Participant's account, or any inability to purchase or sell Stock, for any reason, (b) for any fluctuation in the market value after purchase or sale of Stock, or (c) arising out of failure to terminate the Participant's account upon the Participant's death prior to receipt of notice in writing of the Participant's death.

21. GOVERNING LAW

This Plan is governed by the laws of the Commonwealth of Pennsylvania.



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